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EXHIBIT 21.1

Cache, Inc.

Listing of Subsidiaries

As of 12-29-2012

Subsidiary Name	State Located	Status
Cache of Las Vegas, Inc.	Nevada	Wholly owned
Cache of Virginia, Inc.	Virginia	Wholly owned

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  EXHIBIT 21.1
Cache, Inc. Listing of Subsidiaries As of 12-29-2012